ROCKY WRIGHT
SECURED PROMISSORY NOTE

$386,435.17	December 11, 2014
Van Nuys, California

FOR VALUE RECEIVED, Rocky Wright, an individual having an address at 15462 Cabrito Road, Van Nuys, CA 91406 ("Wright"), promises to pay to bBooth, Inc. a company incorporated under the laws of the State of Nevada and having an address at 1157 North Highland Avenue, Suite C, Los Angeles, CA 90038 or its assigns or order ("bBooth"), the principal sum of Three Hundred Eighty-Six Thousand, Four Hundred Thirty-Five Dollars and Seventeen Cents ($386,435.17), together with interest at a rate equal to eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) demand for payment from bBooth; or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by bBooth or made automatically due and payable in accordance with the terms hereof.

1.            Definitions.  As used in this Note, the following capitalized terms have the following meanings:
(a)            "Wright" includes the individual initially executing this Note and any Person which shall succeed to or assume the obligations of Wright under this Note.
(b)            "Event of Default" has the meaning given in Section 5 hereof.
(g)            "Material Adverse Event" shall mean an event that results in, constitutes, or with the passage of time, will result in or constitute a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Wright; (b) the ability of Wright to pay or perform the Obligations in accordance with the terms of this Note and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default; or (c) the rights and remedies of bBooth under this Note or any related document, instrument or agreement.
(c)            "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Wright to bBooth of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note or any related agreements or documents, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Wright hereunder and there under, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(d)            "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.
(i)            Interest.  Accrued interest on this Note shall be payable in full on demand by bBooth.
2.            Prepayment.  This Note may be prepaid without the prior written consent of bBooth.  If this Note is prepaid, such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.
3.            Certain Covenants.
(a)            Information Rights: Notices.  So long as the Wright shall owe bBooth any amounts hereunder, Wright shall furnish to bBooth the following:
(i)    Notice of Defaults.  Promptly upon the occurrence thereof, written notice of the occurrence of any Event of Default hereunder.
4.            Events of Default.  The occurrence of any of the following shall constitute an "Event of Default" under this Note:
(a)            Failure to Pay.  Wright shall fail to pay (i) when due any principal or interest payment on the due date hereunder; or
(b)            Breaches of Covenants.  Wright shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) Wright or any subsidiary of Wright shall not have commenced a cure in a manner reasonably satisfactory to bBooth within the initial fifteen (15) day period; or
(c)            Representations and Warranties.  Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Wright to bBooth in writing in connection with this Note, or as an inducement to bBooth to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or
(d)            Other Payment Obligations.  Wright or any of its subsidiaries shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by such Person (excluding this Note, but including any other evidence of indebtedness of Wright to bBooth) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness; or

(e)            Voluntary Bankruptcy or Insolvency Proceedings.  On or after the date set forth on the first page of this Note, Wright shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of his property, (ii) make a general assignment for the benefit of his or any of his creditors, (iii) become insolvent (as such term may be defined or interpreted under any applicable statute), (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of his property by any official in an involuntary case or other proceeding commenced against him, or (v) take any action for the purpose of effecting any of the foregoing; or
(f)            Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Wright or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Wright or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or
(g)            Judgments.  A final judgment or order that is or with the passage of time is likely to result in a Material Adverse Event shall be rendered against Wright and the same shall remain un-discharged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Wright and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or
(h)            Material Adverse Event.   The occurrence of any other Material Adverse Event.
5.            Rights of bBooth upon Default.  Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(e) and 4(f)) and at any time thereafter during the continuance of such Event of Default, bBooth may, by written notice to Wright, declare all outstanding Obligations payable by Wright hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Sections 4(e) and 4(f), immediately and without notice, all outstanding Obligations payable by Wright hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, bBooth may exercise any other right power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.            Successors and Assigns.  Subject to the restrictions on transfer described herein, the rights and obligations of Wright and bBooth shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
7.            Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Wright and bBooth.
8.            Assignment by Wright.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Wright without the prior written consent of bBooth.
9.            Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Security Agreement, or at such other address or facsimile number as Wright shall have furnished to bBooth in writing.  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.
10.            Payment.  Payment shall be made in lawful tender of the United States.
11.            Default Rate; Usury.  During any period in which an Event of Default has occurred and is continuing, Wright shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%).  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.
12.            Security Interest.  The full amount of this Note is secured by all assets of the Wright in accordance with the Security Agreement dated December 11, 2014 and attached hereto as Exhibit A.
13.            Expenses; Waivers.  If action is instituted to collect this Note, Wright promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.  Wright hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

14.            Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

Rocky Wright

By: /s/ Rocky Wright
Name: Rocky Wright

EXHIBIT A

SECURITY AGREEMNT

1